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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                             Contact:   Michael A. DiPoto
March 21, 2003                                               VP Finance and CFO
                                                             Tel: (508) 481-3700

              DATA TRANSLATION, INC. ANNOUNCES PLANS TO DEREGISTER

Data Translation, Inc. (OTCBB: DATX.OB) today announced that it will file a Form 15 with the Securities and Exchange Commission on April 21, 2003 to deregister its common stock under the Securities Exchange Act of 1934.

As a result of this action, the Company's obligation to file periodic reports, including its quarterly and annual reports, will be suspended effective immediately upon filing of the Form 15. In addition, the Company's common stock will no longer be quoted on the OTC Bulletin Board and may be quoted on the Pink Sheets. Accordingly, stockholders in need of near term liquidity may desire to sell their stock prior to April 21, 2003. The deregistration is expected to become effective within 90 days of filing the Form 15.

The Company's Board of Directors considered many factors in making this decision. These factors included, but are not limited to, (i) the reduced number of the Company's common stockholders of record, which as of February 28, 2003 was 154, (ii) the fact that the Company's stock is very thinly traded, (iii) the nature and extent of the trading of the Company's common stock, (iv) the belief that in certain respects the requirement to file public reports places the Company at a competitive disadvantage vis-a-vis its competitors, and (v) the costs, both direct and indirect, associated with the preparation and filing of the Company's periodic reports. The Company anticipates that its legal and accounting costs would increase substantially as a result of recently enacted legislation affecting all public companies. In addition to the significant time and cost savings resulting from deregistration, this action will allow management of the Company to focus its attention and resources on implementing the Company's business plan and exploring strategic alternatives for the business.

Data Translation, Inc. designs, develops, and manufactures high performance data acquisition, imaging, machine vision and video products.

Statements made herein which are not historical facts are forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. Potential risks and uncertainties include such factors as the ability of the Company to meet its future capital requirements, the competitive pricing environment of the Company's industry, consumer demand for and market acceptance of the Company's products, the ability to develop, market and sell new products and other risks identified in documents filed by the Company with the Securities and Exchange Commission.